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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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Antero Resources Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ANTERO RESOURCES CORPORATION
1625 17th Street
Denver, Colorado 80202

April 7, 2014

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Antero Resources Corporation:

        Notice is hereby given that the 2014 Annual Meeting of Stockholders of Antero Resources Corporation will be held on Wednesday, May 21, 2014 at 9:00 AM Mountain Time, at 1615 Wynkoop Street, Denver, CO 80202. The Annual Meeting is being held for the following purposes:

  1.
  To elect three Class I members of Antero Resources Corporation's Board of Directors to serve until the Company's 2017 annual meeting of stockholders;

  2.
  To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2014;

  3.
  To approve the material terms of the performance goals under the Antero Resources Corporation Long-Term Incentive Plan; and

  4.
  To transact other such business as may properly come before the meeting and any adjournment or postponement thereof.

        These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on April 1, 2014, the record date for the meeting.

        Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy solicitation materials primarily via the internet, rather than mailing paper copies of these materials to each stockholder. On or about April 7, 2014, we will mail to each stockholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote, or request paper copies.

By Order of the Board of Directors

Glen C. Warren, Jr. President, Chief Financial Officer and Secretary

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2014

        This Notice of Annual Meeting and Proxy Statement and the Form 10-K are available on our website free of charge at www.anteroresources.com in the "SEC Filings" subsection of the "Investor Relations" section.

YOUR VOTE IS IMPORTANT

        Your vote is important. We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

i

ANTERO RESOURCES CORPORATION
1625 17th Street
Denver, Colorado 80202

PROXY STATEMENT
2014 ANNUAL MEETING OF STOCKHOLDERS

        This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the "Board") of Antero Resources Corporation for use at the Antero Resources Corporation 2014 annual meeting of stockholders (the "Annual Meeting"). In this Proxy Statement, references to "Antero Resources," the "Company," "we," "us," "our" and similar expressions refer to Antero Resources Corporation, unless the context of a particular reference provides otherwise. The Board requests your proxy for the Annual Meeting that will be held on Wednesday, May 21, 2014 at 9:00 AM Mountain Time, at 1615 Wynkoop Street, Denver, CO 80202. By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting or any adjournment or postponement thereof.

        If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy.

        Brokers are not permitted to vote your shares for discretionary matters, which include the election of directors and the vote to approve the material terms of the performance goals under the Antero Resources Corporation Long-Term Incentive Plan, without your instructions as to how to vote. Please return your proxy card so that your vote can be counted.

 DELIVERY OF PROXY MATERIALS

        Mailing Date.    The Notice of Internet Availability of Proxy Materials (the "Notice of Availability") is first being sent to stockholders on or about April 7, 2014.

        Stockholders Sharing an Address.    Each registered stockholder (meaning you own shares in your own name on the books of our transfer agent, AST) will receive one Notice of Availability per account, regardless of whether you have the same address as another registered stockholder.

        If your shares are held in "street name" (that is, in the name of a bank, broker or other holder of record), applicable rules permit brokerage firms and our company, under certain circumstances, to send one Notice of Availability to multiple stockholders who share the same address. This practice is known as "householding." Householding saves printing and postage costs by reducing duplicate mailings. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event that you wish to revoke a "householding" consent you previously provided to a broker, you must contact that broker to revoke your consent. If your household is receiving multiple copies of the Notice of Availability and you wish to request delivery of a single copy, you should contact your broker directly.

        Internet Availability of Proxy Materials.    This Notice of 2014 Annual Meeting of Stockholders and Proxy Statement, along with the Company's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission (the "SEC") on February 27, 2014 (the "Form 10-K") and the Company's 2014 Annual Report to Stockholders, are available free of charge at www.anteroresources.com in the "SEC Filings" subsection under the "Investor Relations" section.

 QUORUM AND VOTING

        Voting Stock.    The Company's common stock, par value $0.001 per share, is the only outstanding class of the Company's securities that entitles holders to vote generally at meetings of the Company's stockholders. Each share of common stock outstanding on the record date entitles the holder to one vote at the Annual Meeting.

        Record Date.    The record date for stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 1, 2014. As of the record date, 262,049,659 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

        Quorum.    A quorum of stockholders is necessary to have a valid meeting of stockholders. The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, the chairman has the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any annual meeting reconvened following an adjournment at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally noticed. Antero Resources Investment LLC ("Antero Investment") currently controls approximately 84.3% of the voting power entitled to vote at the Annual Meeting. Accordingly, Antero Investment has the requisite voting power to constitute a quorum at the Annual Meeting and to ensure the approval of the proposals described below.

        Stockholder List.    In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Denver, Colorado a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

        Vote Required.    Only stockholders of record at the close of business on April 1, 2014 have the right to vote at the Annual Meeting. The proposals at the Annual Meeting will require the following votes:

  •
  Directors will be elected by a plurality of all votes cast. You may vote "FOR ALL NOMINEES," "WITHHOLD AUTHORITY FOR ALL NOMINEES" or "FOR ALL EXCEPT" for the director nominees.

  •
  Ratification of the selection of the Company's independent registered public accounting firm will require the affirmative vote of the holders of a majority of the votes of the Company's common stock cast affirmatively or negatively at the Annual Meeting with respect to the proposal. You may vote "FOR," "AGAINST" or "ABSTAIN" on the proposal to ratify the selection of the Company's independent registered public accounting firm.

  •
  Approval of the material terms of the performance goals under the Antero Resources Corporation Long-Term Incentive Plan (the "LTIP") in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder (collectively, "Section 162(m)"). You may vote "FOR," "AGAINST" or "ABSTAIN" on the proposal to approve the LTIP in accordance with Section 162(m).

        An automated system that Broadridge Investor Communications Services administers will tabulate the votes.

        Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. The New York Stock Exchange's (the "NYSE") Rule 452 restricts when brokers who are record holders of shares may exercise discretionary authority to vote those shares in the absence of instructions from beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote on non-discretionary items absent instructions from the beneficial owner (resulting in a "broker non-vote"). With respect to the Annual Meeting, Rule 452 prohibits such brokers from exercising discretionary authority in the election of the Company's directors and the vote to approve the material terms of the LTIP but such brokers may exercise discretionary authority with respect to the ratification of the selection of the Company's independent registered public accounting firm.

        Abstentions and broker non-votes will be included for purposes of determining whether a quorum is present at the Annual Meeting.

        Default Voting.    A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board's recommendations, which are as follows:

  •
  FOR the election of the three persons named in this Proxy Statement as the Board's nominees for election as Class I directors;

  •
  FOR the ratification of the selection of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014; and

  •
  FOR the approval of the material terms of the performance goals under the Antero Resources Corporation Long-Term Incentive Plan.

        If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

        Voting Procedures.    If you are a registered stockholder, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

  •
  By Internet.  You may submit a proxy electronically via the Internet, using the website listed on the Notice of Availability. Please have this card in hand when you log onto the website. Internet voting facilities will close and no longer be available on the date and time specified on the Notice of Availability.

  •
  By Telephone.  You may submit a proxy by telephone using the toll-free number listed on the Notice of Availability. Please have this card in hand when you call. Telephone voting facilities will close and no longer be available on the date and time specified on the Notice of Availability.

  •
  By Mail.  You may request a hard copy proxy card by following the instructions on the Notice of Availability and then submitting a proxy by signing, dating and returning your proxy card in the provided pre-addressed envelope.

  •
  In Person.  You may vote in person at the Annual Meeting of Stockholders by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

        If your shares are held in street name, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting will also be offered to stockholders owning shares through most banks and brokers.

        Revoking Your Proxy.    You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by: (i)  delivering to the Secretary of the Company a written notice of the revocation; (ii) signing, dating and delivering to the Secretary of the Company a proxy with a later date; or (iii) attending the Annual Meeting and voting your shares in person. Your attendance at the

Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Secretary of the Company before your proxy is exercised or unless you vote your shares in person at the Annual Meeting before your proxy is exercised.

        Solicitation Expenses.    We will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of the Notice of Annual Meeting and Proxy Statement and the related materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation.

        Copies of the Annual Report.    Upon written request, we will provide any stockholder, without charge, a copy of the Form 10-K, but without exhibits. Stockholders should direct requests to Antero Resources Corporation, 1625 17th Street, Denver, Colorado 80202. Our Form 10-K and the exhibits filed with it are available on our website, www.anteroresources.com in the "SEC Filings" subsection in the "Investor Relations" section. These materials do not constitute a part of the proxy solicitation material.

        Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") and related rules of the SEC require our directors and Section 16 officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. We assist our directors and executive officers in making their Section 16(a) filings pursuant to powers of attorney granted by our insiders on the basis of information obtained from them and our records.

        Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during 2013, including those reports that we have filed on behalf of our directors and Section 16 officers pursuant to powers of attorney, no director, Section 16 officer, beneficial owner of more than 10% of the outstanding common stock of the company, or any other person subject to Section 16 of the Exchange Act, failed to file on a timely basis during 2013.

ITEM ONE: ELECTION OF DIRECTORS

        The Company has classified its Board into three classes. Directors in each class are elected to serve for three-year terms and until either they are re-elected or their successors are elected and qualified or until their earlier resignation or removal. Each year, the directors of one class stand for re-election as their terms of office expire. Based on recommendations from its Nominating & Governance Committee, the Board has nominated the following individuals for election as Class I directors of the Company with their terms to expire at the Company's 2017 annual meeting of stockholders or until their earlier resignation or removal:

Paul M. Rady
Glen C. Warren, Jr.
James R. Levy

        Messrs. Rady, Warren and Levy currently serve as Class I directors of the Company. Their biographical information is contained in "Directors and Executive Officers" below.

        The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company's directors will be reduced or the persons acting under your proxy will vote for the election of a substitute nominee that the Board nominates.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

 DIRECTORS AND EXECUTIVE OFFICERS

        The table below sets forth certain information, as of the date of this Proxy Statement, regarding the Company's directors and executive officers:

Name	Age	Position
Paul M. Rady	60	Chief Executive Officer, Chairman of the Board and Class I Director Nominee
Glen C. Warren, Jr.	58	President, Chief Financial Officer, Secretary and Class I Director Nominee
James R. Levy	38	Class I Director Nominee
Peter R. Kagan	45	Class II Director
W. Howard Keenan, Jr.	63	Class II Director
Christopher R. Manning	46	Class II Director
Richard W. Connor	64	Class III Director
Robert J. Clark	69	Class III Director
Benjamin A. Hardesty	64	Class III Director
Alvyn A. Schopp	55	Chief Administrative Officer and Regional Vice President
Kevin J. Kilstrom	59	Vice President—Production
Ward D. McNeilly	63	Vice President—Reserves, Planning and Midstream

        Set forth below is the background, business experience, attributes, qualifications and skills of the Company's executive officers, directors and director nominees. Executive officers serve at the discretion of the Board.

        Paul M. Rady has served as Chief Executive Officer and Chairman of the Board since May 2004. Mr. Rady also served as Chief Executive Officer and Chairman of the board of directors of the Company's predecessor, Antero Resources Corporation, from its founding in 2002 to its ultimate sale to XTO Energy, Inc. in April 2005. Prior to Antero Resources Corporation, Mr. Rady served as President, CEO and Chairman of Pennaco Energy from 1998 until its sale to Marathon in early 2001. Prior to Pennaco, Mr. Rady was with Barrett Resources from 1990 until 1998 where he initially was recruited as Chief Geologist in 1990, then served as Exploration Manager, EVP Exploration, President, COO and Director and ultimately CEO. Mr. Rady began his career with Amoco where he served 10 years as a geologist focused on the Rockies and Mid-Continent. Mr. Rady holds a B.A. in Geology from Western State College of Colorado and M.Sc. in Geology from Western Washington University.

        Mr. Rady's significant experience as a chief executive and board member of oil and gas companies, together with his training as a geologist and broad industry knowledge, enable Mr. Rady to provide the Board with executive counsel on a full range of business, strategic and professional matters.

        Glen C. Warren, Jr. has served as President, Chief Financial Officer and Secretary and as a director since May 2004. Mr. Warren also served as President and Chief Financial Officer and as a director of the Company's predecessor, Antero Resources Corporation, from its founding in 2002 to its ultimate sale to XTO Energy, Inc. in April 2005. Prior to Antero Resources Corporation, Mr. Warren served as EVP, CFO and Director of Pennaco Energy from 1998 until its sale to Marathon in early 2001. Mr. Warren spent 10 years as a natural resources investment banker focused on equity and debt financing and M&A advisory with Lehman Brothers, Dillons Read & Co. Inc. and Kidder, Peabody & Co. Mr. Warren began his career as a landman in the Gulf Coast region with Amoco, where he spent six years. Mr. Warren holds a B.A. from the University of Mississippi, a J.D. from the University of Mississippi School of Law and an M.B.A. from the Anderson School of Management at U.C.L.A.

        Mr. Warren's significant experience as a chief financial officer, executive officer and board member of oil and gas companies, together with his experience as an investment banker and broad industry knowledge, enable Mr. Warren to provide the Board with executive counsel on a full range of business, strategic, financial and professional matters.

        James R. Levy has served as a director and member of the Audit and Compensation Committees since the Company's initial public offering in October 2013. Mr. Levy joined Warburg Pincus in 2006 and focuses on investments in the energy industry. Mr. Levy is a Partner of Warburg Pincus & Co. and a Managing Director of Warburg Pincus LLC. Prior to joining Warburg Pincus, Mr. Levy worked as a private equity investor at Kohlberg & Company and in M&A advisory at Wasserstein Perella & Co. Mr. Levy currently serves on the board of directors of Laredo Petroleum as well as the board of directors of several private companies. He is a former director of Broad Oak Energy. Mr. Levy received a Bachelor of Arts degree from Yale University.

        Mr. Levy has significant experience with energy companies and investments and broad knowledge of the oil and gas industry. The Company believes his background and skill set make Mr. Levy well-suited to serve as a member of the Board.

        Peter R. Kagan has served as a director since 2004. Mr. Kagan has been with Warburg Pincus since 1997 where he leads the firm's investment activities in energy and natural resources. He is a Partner of Warburg Pincus & Co. and a Managing Director of Warburg Pincus LLC. He is also a member of Warburg Pincus LLC's Executive Management Group. Mr. Kagan received a B.A. degree cum laude from Harvard College and J.D. and M.B.A. degrees with honors from the University of Chicago. Prior to joining Warburg Pincus, he worked in investment banking at Salomon Brothers in both New York and Hong Kong. Mr. Kagan currently also serves on the boards of directors of the following public companies: Laredo Petroleum, MEG Energy Corp. and Targa Resources Corp., as well as the boards of several private companies. In addition, he is a director of Resources for the Future and a trustee of Milton Academy.

        Mr. Kagan has significant experience with energy companies and investments and broad knowledge of the oil and gas industry. The Company believes his background and skill set make Mr. Kagan well-suited to serve as a member of the Board.

        W. Howard Keenan, Jr. has served as a director since 2004. Mr. Keenan has over 35 years of experience in the financial and energy businesses. Since 1997, he has been a Member of Yorktown Partners LLC, a private investment manager focused on the energy industry. Mr. Keenan currently serves on the board of directors of GeoMet, Inc. From 1975 to 1997, he was in the Corporate Finance Department of Dillon, Read & Co. Inc. and active in the private equity and energy areas, including the founding of the first Yorktown Partners fund in 1991. He is serving or has served as a director of multiple Yorktown Partners portfolio companies. Mr. Keenan holds a B.A. degree cum laude from Harvard College and an M.B.A. degree from Harvard University.

        Mr. Keenan has significant experience with energy companies and investments and broad knowledge of the oil and gas industry. The Company believes his background and skill set make Mr. Keenan well-suited to serve as a member of the Board.

        Christopher R. Manning has served as a director since 2005. Mr. Manning has been a Partner with Trilantic Capital Partners since its formation and spin out from Lehman Brothers Merchant Banking in April 2009, and is currently a member of its Executive Committee. His primary focus is on investments in the energy sector. Mr. Manning joined Lehman Brothers Merchant Banking in 2000 and was concurrently the Head of Lehman Brothers' Investment Management Division, including both the Asset Management and Private Equity businesses, in Asia-Pacific from 2006 to 2008. He was also a member of the Global Investment Management Division Executive Committee and the Private Equity Division Operating Committee. Prior to Lehman Brothers, Mr. Manning was the chief financial officer of The Wing Group, a developer of international power projects. Prior to The Wing Group, he was in the investment banking department of Kidder, Peabody & Co., where he worked on M&A and corporate finance transactions in the energy sector. Mr. Manning currently serves on the boards of The Cross Group, Enduring Resources LLC, Templar Energy LLC, Trail Ridge Energy Partners II LLC, VantaCore Partners and Velvet Energy, Ltd. Mr. Manning holds an M.B.A. from The Wharton School of the University of Pennsylvania and a B.B.A. from the University of Texas at Austin.

        Mr. Manning has significant experience with energy companies and investments and broad knowledge of the oil and gas industry. The Company believes his background and skill set make Mr. Manning well-suited to serve as a member of the Board.

        Richard W. Connor has served as a director and chairman of the Audit Committee since September 1, 2013. Prior to his retirement in September 2009, Mr. Connor was an audit partner with KPMG LLP, or KPMG, where he principally served publicly traded clients in the energy, mining, telecommunications, and media industries for 38 years. Mr. Connor was elected to the partnership in 1980 and was appointed to KPMG's SEC Reviewing Partners Committee in 1987 where he served until his retirement. From 1996 to September 2008, he served as the Managing Partner of KPMG's Denver office. Mr. Connor earned his B.S. degree in accounting from the University of Colorado. Mr. Connor is a member of the board of directors of Zayo Group LLC, a provider of bandwidth infrastructure and colocation services. Mr. Connor is also a director of Centerra Gold, Inc. (TSX: CG.T), a Toronto-based gold mining company listed on the Toronto Stock Exchange.

        Mr. Connor has experience in technical accounting and auditing matters, knowledge of SEC filing requirements and experience with a variety of energy clients. The Company believes his background and skill set make Mr. Connor well-suited to serve as a member of the Board and as Chairman of the Audit Committee.

        Robert J. Clark has served as a director, member of the Audit Committee and chairman of the Compensation Committee since the Company's initial public offering in October 2013. Mr. Clark has been Chairman and Chief Executive Officer of 3 Bear Energy, LLC, a midstream energy company with operations in the Rocky Mountains, since its formation in March 2013. Prior to the formation of 3 Bear Energy LLC, Mr. Clark formed, operated and subsequently sold Bear Tracker Energy in February 2013 (to Summit Midstream Partners, LP), a portion of Bear Cub Energy in April 2007 (to Regency Energy Partners, L.P.) and the remaining portion in December 2008 (to GeoPetro Resources Company) and Bear Paw Energy in 2001 (to ONEOK Partners, L.P., formerly Northern Border Partners, L.P.). Mr. Clark was President of SOCO Gas Systems, Inc. and Vice President-Gas Management for Snyder Oil Corporation from 1988 to 1995. Mr. Clark served as Vice President Gas-Gathering, Processing and Marketing of Ladd Petroleum Corporation, an affiliate of General Electric, from 1985 to 1988. Prior to 1985, Mr. Clark held various management positions with NICOR, Inc. Mr. Clark received his Bachelor of Science degree from Bradley University and his Master's Degree in Business Administration from Northern Illinois University. Mr. Clark is a member of the board of trustees of Bradley University and serves on the board of trustees of Children's Hospital Colorado Foundation.

        Mr. Clark has significant experience with energy companies, with over 45 years of experience in the industry. The Company believes his background and skill set make Mr. Clark well-suited to serve as a member of the Board.

        Benjamin A. Hardesty has served as a director, chairman of the Nominating & Governance Committee and member of the Compensation Committee since the Company's initial public offering in October 2013. Mr. Hardesty has been the owner of Alta Energy LLC, a consulting business focused on oil and natural gas in the Appalachian Basin and onshore United States, since May 2010. In May 2010, Mr. Hardesty retired as president of Dominion E&P, Inc., a subsidiary of Dominion Resources Inc. (NYSE: D) engaged in the exploration and production of natural gas in North America, a position he had held since September 2007. Mr. Hardesty joined Dominion in 1995 and served as president of Dominion Appalachian Development, Inc. until 2000 and general manager and vice president—Northeast Gas Basins until 2007. Mr. Hardesty was a member of the board of directors of Blue Dot

Energy Services LLC from 2011 until its recent sale to B/E Aerospace. From 1982 to 1995, Mr. Hardesty served successively as vice president, executive vice president and president of Stonewall Gas Company, and from 1978 to 1982, he served as vice president—operations of Development Drilling Corp. Mr. Hardesty received his Bachelor of Science degree from West Virginia University and his Master of Science—Management degree from The George Washington University. Mr. Hardesty served as an active duty officer in the U.S. Army Security Agency. Mr. Hardesty is a director emeritus and past president of the West Virginia Oil & Natural Gas Association and past president of the Independent Oil & Gas Association of West Virginia. Additionally, Mr. Hardesty is a trustee and past chairman of the Nature Conservancy of West Virginia and a member of the board of directors of the West Virginia Chamber of Commerce. Mr. Hardesty serves as a member of the Visiting Committee of the Petroleum Natural Gas Engineering Department of the College of Engineering and Mineral Resources at West Virginia University.

        Mr. Hardesty has significant experience in the natural gas industry, including in the Company's areas of operation. The Company believes his background and skill set make Mr. Hardesty well suited to serve as a member of the Board.

        Alvyn A. Schopp has served as Chief Administrative Officer, Regional Vice President, and Treasurer since September 2013. Mr. Schopp also served as Vice President of Accounting and Administration and Treasurer from January 2005 to September 2013, as Controller and Treasurer from 2003 to 2005 and as Vice President of Accounting and Administration and Treasurer of the Company's predecessor, Antero Resources Corporation, from January 2005 until its ultimate sale to XTO Energy, Inc. in April 2005. From 1993 to 2000, Mr. Schopp was CFO, Director and ultimately CEO of T-Netix. From 1980 to 1993, Mr. Schopp was with KPMG LLP, most recently as a Senior Manager. Mr. Schopp holds a B.B.A. from Drake University.

        Kevin J. Kilstrom has served as Vice President of Production since June 2007. Mr. Kilstrom was a Manager of Petroleum Engineering with AGL Energy of Sydney, Australia from 2006 to 2007. Prior to AGL, Mr. Kilstrom was with Marathon Oil as an Engineering Consultant and Asset Manager from 2003 to 2006 and as a Business Unit Manager for Marathon's Powder River coal bed methane assets from 2001 to 2003. Mr. Kilstrom also served as a member of the board of directors of three Marathon subsidiaries from October 2003 through May 2005. Mr. Kilstrom was an Operations Manager and reserve engineer at Pennaco Energy from 1999 to 2001. Mr. Kilstrom was at Amoco for more than 22 years prior to 1999. Mr. Kilstrom holds a B.S. in Engineering from Iowa State University and an M.B.A. from DePaul University.

        Ward D. McNeilly serves as Vice President of Reserves, Planning & Midstream, and has been with the Company since October 2010. Mr. McNeilly has 34 years of experience in oil and gas asset management, operations, and reservoir management. From 2007 to October 2010, Mr. McNeilly was BHP Billiton's Gulf of Mexico Operations Manager. From 1996 through 2007, Mr. McNeilly served in various North Sea and Gulf of Mexico Deepwater operations and asset management positions with Amoco and then BP. Mr. McNeilly served in a number of different domestic and international positions with Amoco from 1979 to 1996. Mr. McNeilly holds a B.S. in Geological Engineering from the Mackay School of Mines at the University of Nevada.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        The Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company's Corporate Governance Guidelines include provisions concerning the following:

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  size of the Board;

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  qualifications, independence, responsibilities, tenure and compensation of directors;

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  service on other boards;

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  director resignation process;

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  role of Chairman of the Board;

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  meetings of the Board and meetings of independent directors;

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  interaction of the Board with external constituencies;

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  performance review of the Board and director orientation and continuing education;

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  attendance at meetings of the Board and the Annual Meeting;

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  stockholder communications with directors;.

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  committee functions, committee charters and independence of committee members;

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  director access to independent advisors and management; and

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  management evaluation and succession planning.

        The Company's Corporate Governance Guidelines is available at the Company's website at www.anteroresources.com in the "Corporate Governance" subsection in the "Investor Relations" section. The Company's Corporate Governance Guidelines are reviewed periodically and as necessary by the Company's Nominating & Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board for its approval.

Director Independence

        Rather than adopting categorical standards, the Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the NYSE. After reviewing all relationships each director has with the Company, including the nature and extent of any business relationships between the Company and each director, as well as any significant charitable contributions the Company makes to organizations where its directors serve as board members or executive officers, the Board has affirmatively determined that the following directors have no material relationships with the Company and are independent as defined by the current listing standards of the NYSE: Messrs. Levy, Kagan, Keenan, Manning, Connor, Clark and Hardesty. Neither Mr. Rady, the Company's Chairman and Chief Executive Officer, nor Mr. Warren, the Company's President, Chief Financial Officer and Secretary, is considered by the Board to be an independent director because of his employment with the Company.

Board Leadership Structure

        The Board does not have a formal policy addressing whether or not the roles of Chairman and Chief Executive Officer should be separate or combined. The directors serving on the Board possess considerable professional and industry experience, significant experience as directors of both public and private companies and a unique knowledge of the challenges and opportunities that the Company faces.

As such, the Board believes that it is in the best position to evaluate the needs of the Company and to determine how best to organize the Company's leadership structure to meet those needs.

        At present, the Board of the Company has chosen to combine the positions of Chairman and Chief Executive Officer. While the Board believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined in one individual, the Board believes that the current Chief Executive Officer is the individual with the necessary experience, commitment and support of the other members of the Board to effectively carry out the role of Chairman.

        The Board believes this structure promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives and clearer accountability for the Company's success or failure. Moreover, the Board believes that combining the Chairman and Chief Executive Officer positions does not impede independent oversight of the Company. Seven of the nine members of the Board are independent under NYSE rules.

Executive Sessions; Election of Lead Director

        To facilitate candid discussion among the Company's directors, the non-management directors meet in regularly scheduled executive sessions.

        Pursuant to the Corporate Governance Guidelines, the Board, based on the recommendation of the Nominating & Governance Committee, is permitted to choose a director to preside at executive sessions of independent directors (the "Lead Director"). The Board elected Mr. Kagan, an independent director, to serve as the Lead Director. In this capacity Mr. Kagan provides, in conjunction with the Chairman, leadership and guidance to the Board. As the Lead Director, Mr. Kagan also (i) serves as chairman of executive sessions of the non-management directors and (ii) establishes the agenda for the meetings of the independent directors in executive sessions.

Majority Voting for Directors

        Though the Company's bylaws provide for the election of directors by a plurality of votes cast, its Corporate Governance Guidelines require that a director tender his resignation if he fails to receive the required number of votes for reelection. If an incumbent director fails to receive the required vote for re-election, the Nominating & Governance Committee will act on an expedited basis to determine whether to accept the director's resignation and will submit its recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding his resignation. The Nominating & Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director's resignation.

Board's Role in Risk Oversight

        In the normal course of its business, the Company is exposed to a variety of risks, including market risks relating to changes in commodity prices, interest rates, technical risks affecting the Company's resource base, political risks and credit and investment risk. The Board oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of the Company's business opportunities and challenges, and monitors the development and management of risks that impact the Company's strategic goals. The Audit Committee assists the Board in fulfilling its oversight responsibilities by monitoring the effectiveness of the Company's systems of financial reporting, auditing, internal controls and legal and regulatory compliance. The Nominating & Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers and corporate governance. The Compensation

Committee assists the Board in fulfilling its oversight responsibilities by overseeing the Company's compensation policies and practices.

Attendance at Annual Meetings

        Pursuant to the Company's Corporate Governance Guidelines, directors are encouraged to attend the annual meetings of stockholders.

Interested Party Communications

        Stockholders and other interested parties may communicate by writing to: Antero Resources Corporation, 1625 17th Street, Denver, Colorado 80202. Stockholders may submit their communications to the Board, any committee of the Board or individual directors on a confidential or anonymous basis by sending the communication in a sealed envelope marked "Stockholder Communication with Directors" and clearly identify the intended recipient(s) of the communication.

        The Company's Chief Administrative Officer will review each communication and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer of the Company, then the Company's ]Chief Administrative Officer] may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the Board or an executive officer does not imply or create any fiduciary duty of the Board members or executive officer to the person submitting the communications.

        Information may be submitted confidentially and anonymously, although the Company may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances. The Company's policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, the Company's policies or its Corporate Code of Business Conduct and Ethics.

Available Governance Materials

        The following materials are available on the Company's website at www.anteroresources.com:

  •
  Charter of the Audit Committee of the Board;

  •
  Charter of the Compensation Committee of the Board;

  •
  Charter of the Nominating & Governance Committee of the Board;

  •
  Corporate Code of Business Conduct and Ethics;

  •
  Financial Code of Ethics; and

  •
  Corporate Governance Guidelines.

        Stockholders may obtain a copy, free of charge, of each of these documents by sending a written request to Antero Resources Corporation, 1625 17th Street, Denver, Colorado, 80202.

 MEETINGS AND COMMITTEES OF DIRECTORS

General

        The Board held three meetings since the Company's initial public offering in October 2013. The Company's predecessor, Antero Resources LLC, held seven meetings in 2013. No director other than Mr. Clark attended fewer than 75% of the meetings of the Board and of the committees of the Board on which that director served. Mr. Clark attended two out of the three meetings held since his appointment.

        The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Governance Committee.

Audit Committee

        Rules implemented by the NYSE and SEC require the Company to have an audit committee comprised of at least three directors who meet the independence and experience standards established by the NYSE and the Exchange Act, subject to transitional relief during the one-year period following the Company's initial public offering in October 2013. Mr. Connor has served as chairman of the Audit Committee since September 1, 2013, and Messrs. Clark and Levy are also members of the Audit Committee.

        As required by the rules of the SEC and listing standards of the NYSE, the Audit Committee must consist solely of independent directors. Mr. Levy does not meet the independence and experience standards established by the NYSE and the Exchange Act; however, pursuant to the aforementioned transitional relief, Mr. Levy is permitted to serve as a member of the Audit Committee during the one-year period following the Company's initial public offering in October 2013.

        SEC rules also require that a public company disclose whether or not its audit committee has an "audit committee financial expert" as a member. An "audit committee financial expert" is defined as a person who, based on his or her experience, possesses the attributes outlined in such rules. The Company's Board believes that Mr. Connor possesses substantial financial experience based on his extensive experience in technical accounting and auditing matters as a former audit partner of KPMG LLP. As a result of these qualifications, the Company believes Mr. Connor satisfies the definition of "audit committee financial expert."

        The Audit Committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Company's Board, including: the selection of the Company's independent accountants, the scope of annual audits, fees to be paid to the independent accountants, the performance of the Company's independent accountants and the Company's accounting practices. In addition, the Audit Committee oversees the Company's compliance programs relating to legal and regulatory requirements. The Company has an Audit Committee Charter defining the committee's primary duties in a manner consistent with the rules of the SEC and NYSE, which is available on the Company's website at www.anteroresources.com in the "Corporate Governance" subsection in the "Investor Relations" section.

Compensation Committee

        Because the Company is a controlled company within the meaning of the NYSE corporate governance standards, the Company is not required to have a compensation committee composed entirely of independent directors. However, the Company nevertheless has a compensation committee.

        The Company's Compensation Committee establishes salaries, incentives and other forms of compensation for executive officers. The Compensation Committee also administers the Company's incentive compensation and benefit plans. The Company has a Compensation Committee Charter defining the committee's primary duties in a manner consistent with the rules of the SEC and NYSE, which is available on the Company's website at www.anteroresources.com in the "Corporate Governance" subsection in the "Investor Relations" section. Mr. Clark is the chairman of the Compensation Committee and Messrs. Hardesty, Manning and Levy are members of the Compensation Committee.

        None of the Company's executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation Committee. No member of the Company's Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Nominating & Governance Committee

        Because the Company is a controlled company within the meaning of the NYSE corporate governance standards, the Company is not required to have a nominating and governance committee or, in the event the Company chooses to establish one, a committee composed entirely of independent directors. However, the Company nevertheless has a nominating and governance committee.

        The Company's Nominating & Governance Committee identifies, evaluates and recommends qualified nominees to serve on the Company's Board, develops and oversees the Company's internal corporate governance processes and directs all matters relating to the succession of the Company's CEO. The Company has a Nominating & Governance Committee Charter defining the committee's primary duties in a manner consistent with the rules of the SEC and NYSE, which is available on the Company's website at www.anteroresources.com in the "Corporate Governance" subsection in the "Investor Relations" section. Mr. Hardesty is the chairman of the Nominating & Corporate Governance Committee and Messrs. Kagan, Connor and Keenan are members of the Nominating & Governance Committee.

 ITEM TWO: RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has selected KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2014. KPMG LLP has audited the Company's and its predecessor's financial statements since 2003. The audit of the Company's annual consolidated financial statements for the year ended December 31, 2013 was completed by KPMG LLP on February 27, 2014.

        The Board is submitting the selection of KPMG LLP for ratification at the Annual Meeting. The submission of this matter for ratification by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as the Company's independent registered public accounting firm. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

        The Audit Committee has the authority and responsibility to retain, evaluate and replace the Company's independent registered public accounting firm. The stockholders' ratification of the appointment of KPMG LLP does not limit the authority of the Audit Committee to change the Company's independent registered public accounting firm at any time.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2014.

 AUDIT MATTERS

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

 Audit Committee Report

        Pursuant to its charter, the Audit Committee's principal functions include the duty to: (i) oversee the appointment, compensation, retention and oversight of the work of the independent auditors hired for the purpose of issuing an audit report or performing other audit, review or attest services for the Company; (ii) pre-approve audit or non-audit services proposed to be rendered by the Company's independent registered public accounting firm; (iii) annually review the qualifications and independence of the independent registered public accounting firm's senior personnel that are providing services to the Company; (iv) review with management and the independent registered public accounting firm the Company's annual and quarterly financial statements, earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies; (v) oversee the Company's internal audit; (vi) ratify related party transactions as set forth in the Company's Related Persons Transactions Policy; (vii) review with management the Company's major financial risk exposures; (viii) assist the Board in monitoring compliance with legal and regulatory requirements; (ix) prepare the report of the Audit Committee for inclusion in the Company's proxy statement; and (x) annually review and reassess its performance and the adequacy of its charter.

        While the Audit Committee has the responsibilities and powers set forth in its charter, and the Company's management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

        In performing its oversight role, the Audit Committee has reviewed and discussed the Company's audited financial statements with the Company's management and independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the independent registered public accounting firm's independence and has discussed with the independent registered public accounting firm its independence.

        Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board that the Company's audited financial statements for the year ended December 31, 2013 be included in the Form 10-K, which was filed with the SEC on February 27, 2014. The Audit Committee also selected KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2014.

        Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by the Company's management and independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that (i) the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, (ii) the Company's financial statements are presented in accordance with generally accepted accounting principles, or (iii) KPMG LLP is in fact independent.

  Members of the Audit Committee:

  Richard W. Connor (Chairman)
  Robert J. Clark
  James R. Levy

Audit and Other Fees

        The table below sets forth the aggregate fees and expenses billed by KPMG LLP, the Company's independent registered public accounting firm, for the last two fiscal years to the Company and its predecessor, Antero Resources LLC:

	For the Years Ended December 31,
	2012	2013
Audit Fees(1):
Audit and Quarterly Reviews	$531,000	$544,000
Other Filings	139,000	499,000

Subtotal	670,000	1,043,000
Tax Fees(2)	159,000	47,000

Total	$829,000	$1,090,000

(1)
Includes audit of the Company's annual consolidated financial statements included in its Annual Report on Form 10-K, review of the Company's quarterly financial statements included in its Quarterly Reports on Form 10-Q and review of the Company's other filings with the SEC, including comfort letters, consents and other research work necessary to comply with generally accepted auditing standards for the years ended December 31, 2013 and 2012.

(2)
Tax return preparation and consultation on tax matters.

        The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the Company's independent registered public accounting firm's fees for audit, audit-related, tax and other services. The Chairman of the Audit Committee has the authority to grant pre-approvals, provided such approvals are within the pre-approval policy and are presented to the Audit Committee at a subsequent meeting. For the year ended December 31, 2013, the audit committee of our predecessor approved 100% of the services described above under the captions "Audit Fees" and "Tax Fees."

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        This Compensation Discussion and Analysis (1) provides an overview of our compensation policies and programs; (2) explains our compensation objectives, policies and practices with respect to our executive officers; and (3) identifies the elements of compensation for each of the individuals identified in the following table, who we refer to in this Compensation Discussion and Analysis as our "Named Executive Officers."

Name	Principal Position
Paul M. Rady	Chairman of the Board and Chief Executive Officer
Glen C. Warren, Jr.	Director, President, Chief Financial Officer and Secretary
Alvyn A. Schopp	Chief Administrative Officer and Regional Vice President
Kevin J. Kilstrom	Vice President—Production
Ward D. McNeilly	Vice President—Reserves, Planning and Midstream

Compensation Philosophy and Objectives of Our Compensation Program

        Since our inception, we have sought to profitably grow our independent oil and gas company and our compensation philosophy has been primarily focused on recruiting individuals who are motivated to help us achieve that goal. Accordingly, we have structured our compensation program to attract highly qualified and experienced individuals capable of contributing to the continued growth of our company, in terms of net production, oil and gas reserves and enterprise value. To achieve these objectives, we provide what we believe is a competitive total compensation package to our Named Executive Officers through a combination of base salary, annual cash incentive payments, and long-term equity-based incentive awards, as discussed in more detail below.

Implementing Our Objectives

Role of the Board, Compensation Committee and our Executive Officers

        Executive compensation decisions are typically made on an annual basis by the Compensation Committee with input from Paul M. Rady, our Chief Executive Officer, and Glen C. Warren, Jr., our President, Chief Financial Officer and Secretary. Specifically, after reviewing relevant market data and surveys within our industry, Messrs. Rady and Warren typically provide recommendations to the Compensation Committee regarding the compensation levels for our existing Named Executive Officers (including themselves) and our executive compensation program as a whole. Messrs. Rady and Warren attend all Compensation Committee meetings. After considering these recommendations, the Compensation Committee typically meets in executive session and adjusts base salary levels, cash bonus awards and determines the amount of any equity grants for each of our Named Executive Officers. In making executive compensation recommendations, Messrs. Rady and Warren consider each Named Executive Officer's performance during the year, the Company's performance during the year, as well as comparable company compensation levels and independent oil and gas company compensation surveys. While the Compensation Committee gives considerable weight to Messrs. Rady and Warren's recommendations on compensation matters, the Compensation Committee has the final decision-making authority on all executive compensation matters. No other officers have assumed a role in the evaluation, design or administration of our executive officer compensation program.

Role of External Advisors

        In November 2013, we engaged Frederick W. Cook & Co., ("F.W. Cook") to assess our level of competitiveness for executive-level talent. Pursuant to the terms of its engagement, F.W. Cook:

  •
  Collected and reviewed all relevant company information, including our historical compensation data and our organizational structure;

  •
  With input of management, established a peer group of companies to use for executive compensation comparisons;

  •
  Assessed our compensation program's position relative to market for our Named Executive Officers and stated compensation philosophy;

  •
  Prepared a report of its analysis, findings and recommendations for our executive compensation program.

        F.W. Cook's report was provided to the Compensation Committee in December 2013. The report was utilized by Messrs. Rady and Warren when making their recommendations to the Board for fiscal 2014 compensation decisions, as described in more detail below under "Compensation Discussion and Analysis—2014 Changes to Compensation Philosophy and Compensation Program."

Competitive Benchmarking

        When formulating their compensation recommendations for the Compensation Committee, Messrs. Rady and Warren compare the pay practices for our Named Executive Officers against the pay practices of other companies to assist them in determining base salaries and incentive compensation for our Named Executive Officers. This process recognizes our management's philosophy that, while our compensation practices should be competitive in the marketplace, marketplace information is only one of the many factors considered in assessing the reasonableness of our executive compensation program.

        Messrs. Rady and Warren used information provided by F.W. Cook to assess the total compensation levels of our top nine executives relative to market. In addition, Messrs. Rady and Warren used statistical information from the 2013 Oil and Gas E&P Industry Compensation Survey (the "ECI Survey") prepared by Effective Compensation, Incorporated ("ECI") to supplement F.W. Cook's Peer Group data. Messrs. Rady and Warren considered the results of the F.W. Cook Survey data and ECI Survey data when making their recommendations to the Board for fiscal 2013 decisions.

        F.W. Cook Survey Data.    In 2013, F.W. Cook identified a peer group of onshore publicly traded oil and gas companies that are reasonably similar to us in terms of size and operations comprised of the following 16 companies (the "F.W. Cook Peer Group"):

• Cabot Oil & Gas Corporation;	• Pioneer Natural Resources Company;
• Cimarex Energy Co.;	• QEP Resources, Inc.;
• Concho Resources Inc.;	• Range Resources Corporation;
• Energen Corporation;	• SM Energy Company;
• EQT Corporation;	• Southwestern Energy Company;
• Laredo Petroleum, Inc.;	• Ultra Petroleum Corporation;
• Newfield Exploration Company;	• Whiting Petroleum Corporation; and
• Oasis Petroleum Inc.;	• WPX Energy, Inc.

        ECI Survey Data.    Data from ECI was used because it is specific to the energy industry and derives its data from direct contributions from a large number of participating companies with which we compete for talent. The ECI Survey was used to compare our executive compensation program against the executive compensation programs at the following 12 companies (collectively, the "Peer Group"):

• Cimarex Energy Co.;	• Pioneer Natural Resources Company;
• Concho Resources Inc.;	• Range Resources Corporation;
• Energen Corporation;	• SM Energy Company;
• EQT Corporation;	• Ultra Petroleum Corporation;
• Newfield Exploration Company;	• Whiting Petroleum Corporation; and
• Oasis Petroleum Inc.;	• WPX Energy, Inc.

        Due to the broad responsibilities of our Named Executive Officers, comparing survey data to the job descriptions of our Named Executive Officers is sometimes difficult. However, as discussed above, our compensation objective is designed to be competitive with the peer companies listed above. Therefore, when formulating their recommendations to the Compensation Committee, Messrs. Rady and Warren generally target compensation levels that are in the median range by reference to persons with similar duties at companies in our peer group. However, actual compensation decisions for individual officers are the result of a subjective analysis of a number of factors, including the individual officer's role within our organization, performance, experience, skills or tenure with us, changes to the individual's position and trends in compensation practices within the Peer Group or industry. Each of our Named Executive Officer's current and prior compensation is considered in setting future compensation. Specifically, the amount of each Named Executive Officer's current compensation is considered as a base against which the Compensation Committee makes determinations as to whether adjustments are necessary to retain the executive in light of competition and in order to provide continuing performance incentives. Thus, the Compensation Committee's determinations regarding compensation are the result of the exercise of judgment based on all reasonably available information and, to that extent, are discretionary.

Assessment of Individual and Company Performance

        Due to the high level of integration of our people and teams, we believe that a balance of individual and company performance criteria should be used in establishing total compensation. Therefore, in determining the level of compensation for each Named Executive Officer, the Compensation Committee subjectively considers our overall financial and operational performance and the relative contribution and performance of each of our Named Executive Officers as described in more detail below.

Elements of Compensation

        Our Named Executive Officers' compensation includes the following key components:

  •
  Base salaries;

  •
  Annual cash bonus incentive payments; and

  •
  Long-term equity-based incentive awards.

Base Salaries

        Base salaries are designed to provide a minimum, fixed level of cash compensation for services rendered during the year. Base salaries are generally reviewed annually, but are not systemically increased if the Compensation Committee believes that (1) our executives are currently compensated at proper levels in light of our Company's performance or external market factors, or (2) an increase or addition to other elements of compensation would be more appropriate in light of our stated objectives.

        In addition to providing a base salary that is competitive with other independent oil and gas exploration and production companies, the Compensation Committee also considers pay levels within our company to appropriately align each of our Named Executive Officer's base salary level relative to the base salary levels of our other officers so that it accurately reflects such officer's relative skills, responsibilities, experience and contributions to our company. To that end, annual base salary adjustments are based on a subjective analysis of many individual factors, including:

  •
  the responsibilities of the officer;

  •
  the period over which the officer has performed these responsibilities;

  •
  the scope, level of expertise and experience required for the officer's position;

  •
  the strategic impact of the officer's position; and

  •
  the potential future contribution and demonstrated individual performance of the officer.

        In addition to the individual factors listed above, our overall business performance and implementation of company objectives are taken into consideration in connection with determining annual base salaries. While these metrics generally provide context for making salary decisions, base salary decisions do not depend on attainment of specific goals or performance levels and no specific weighting is given to one factor over another.

Annual Cash Incentive Payments

        Annual cash incentive payments, which we also refer to as cash bonuses, are a key component of each Named Executive Officer's annual compensation package. The Compensation Committee believes that discretionary cash bonuses are an appropriate way to further our goals of attracting, retaining, and rewarding highly qualified and experienced employees and avoiding an environment that might cause undue pressure to meet specific financial or individual performance goals. In December of each year, the Compensation Committee determines whether to pay cash bonuses from a bonus pool to some or all of our employees, including our Named Executive Officers, and, if so, the amount of such cash bonuses (which may range from 0% to 170% of an employee's base salary). The Compensation Committee's decisions are based on recommendations from Messrs. Rady and Warren. Messrs. Rady and Warren formulate their recommendations for non-officer employees based in part on input from functional managers within our organization, including certain of our vice presidents and group heads. The factors considered when determining the amount of discretionary cash bonus awards, if any, are similar to those considered when setting and adjusting base salaries. No particular weight is assigned to any of these factors.

        A discretionary cash bonus was awarded to each of our Named Executive Officers in December 2013. In addition, our Named Executive Officers received special cash bonuses in recognition of their efforts towards the successful completion of our initial public offering. The sizes of each Named Executive Officer's discretionary and special cash bonus awards were determined based upon the factors described above under "—Base Salaries" without regard to any objective metrics and was based on the judgment of the Compensation Committee. The amounts of the bonuses paid to each Named Executive Officer are reflected below in the "Bonus" column of the Summary Compensation Table.

Long-Term Equity-Based Incentive Awards

        Historically, our long-term equity-based incentive awards have consisted of profits interests in Antero Resources Employee Holdings LLC ("Holdings"), which holds as a portion of the membership interests in Antero Resources Investment LLC ("ARI"), which in turn, owns approximately 84% of the outstanding shares of our common stock. These awards entitle our employees, including our Named Executive Officers, to receive, subject to the terms and provisions of the limited liability company agreement of Holdings (the "Holdings LLC Agreement") and the restricted unit agreements pursuant to which the awards were granted, a portion of any future profits of Holdings that result from any distributions on the ARI units that are held by Holdings once certain return thresholds have been achieved. This structure enabled us to provide our employees with long-term equity incentive compensation in an affiliated entity that may directly profit from any success we achieve. The numbers and classes of units in Holdings that were granted to each Named Executive Officer were determined based on each executive's contribution to the growth of the company.

        Other than the Holdings units granted to Messrs. Rady, Warren, Schopp and McNeilly in May 2013 and 25% of the Holdings units granted to Mr. McNeilly in December 2010 and September 2011, all of the Holdings units held by our Named Executive Officers were fully vested as of December 31, 2013. The unvested portion of the Holdings units held by Messrs. Rady, Warren, Schopp and McNeilly will become vested as described in footnotes 4, 5 and 6 to the Outstanding Equity Awards at 2013 Fiscal Year-End table below.

        Prior to the completion of the initial public offering of our common stock, the Board adopted a Long-Term Incentive Plan (the "LTIP") pursuant to which we may grant equity-based awards, including options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, other stock-based awards and performance awards, to our employees (including our Named Executive Officers), consultants and directors. While none of our Named Executive Officers received awards under the LTIP in fiscal 2013, the Compensation Committee has granted restricted stock unit awards to each of our Named Executive Officers in fiscal 2014 in connection with a retention program adopted by the Compensation Committee in fiscal 2014. For additional information regarding the LTIP, please read the discussion under Item Three: Approval of the Material Terms of the Performance Goals under the Antero Resources Corporation Long-Term Incentive Plan.

Other Benefits

Health and Welfare Benefits

        Our Named Executive Officers are eligible to participate in all of our employee health and welfare benefit arrangements on the same basis as other employees (subject to applicable law). These arrangements include medical, dental and disability insurance, as well as health savings accounts. These benefits are provided in order to ensure that we are able to competitively attract and retain officers and other employees. This is a fixed component of compensation, and these benefits are provided on a non-discriminatory basis to all employees.

Retirement Benefits

        We maintain an employee retirement savings plan through which employees may save for retirement or future events on a tax-advantaged basis. Participation in the 401(k) plan is at the discretion of each individual employee, and our Named Executive Officers participate in the plan on the same basis as all other employees. While the plan permits us to make discretionary matching and non-elective contributions, we have not made any employer contributions in recent years. However, effective as of January 1, 2014, the plan provides safe harbor matching contributions equal to 100% of employees' pre-tax contributions under the plan, but not as to pre-tax contributions exceeding 4% of their eligible compensation.

Perquisites and Other Personal Benefits

        We believe that the total mix of compensation and benefits provided to our Named Executive Officers is currently competitive and, therefore, perquisites do not play a significant role in our Named Executive Officers' total compensation.

2014 Changes to Compensation Philosophy and Compensation Program

        In November 2013, after comparing base salary levels to the F.W. Cook Peer Group and the ECI Peer Group (as described in more detail above under "Compensation Discussion and Analysis—Implementing Our Objectives—Competitive Benchmarking") and considering the individual and business factors described above, Messrs. Rady and Warren recommended, and the Compensation Committee approved, increases in the base salaries of our Named Executive Officers. The increases are identified in the table below and became effective as of January 1, 2014. The adjusted base salary amounts were slightly below the median of both the F.W. Cook Peer Group and the ECI Peer Group.

Executive Officer	Base Salary as of January 2013	Base Salary as of January 2014	Percentage Increase
Paul M. Rady	$650,000	$800,000	23%
Glen C. Warren, Jr.	$525,000	$600,000	14%
Alvyn A. Schopp	$350,000	$400,000	14%
Kevin J. Kilstrom	$350,000	$400,000	14%
Ward D. McNeilly	$315,000	$360,000	14%

        In addition, based on recommendations from F.W. Cook, the Compensation Committee intends to replace our current discretionary annual incentive program with a new annual incentive plan that will become effective this year. The new annual incentive plan will be based on a balanced scorecard that will be used to measure the Company's performance. With respect to each fiscal year, we expect that the Compensation Committee will select certain financial, operational and other metrics and establish a weighting associated with each such performance metric. The Compensation Committee will also establish threshold, target and maximum levels of our performance with respect to those metrics that will be applied to determine the amount payable to each Named Executive Officer under the annual incentive plan for such fiscal year. The following table identifies the performance categories and weighting that the Compensation Committee has selected for the 2014 fiscal year.

Performance Category	Weighting
Financial	30%
Operational	30%
Discretionary	40%

Total	100%

Employment, Severance or Change in Control Agreements

        We do not maintain any employment, severance or change in control agreements with any of our Named Executive Officers.

        As discussed below under "Potential Payments Upon a Termination or a Change in Control," Messrs. Rady, Warren, Schopp and McNeilly could be entitled to receive certain payments or accelerated vesting of his unit awards that remain unvested upon his termination of employment with us under certain circumstances or the occurrence of certain corporate events.

Other Matters

Stock Ownership Guidelines and Prohibited Transactions

        In October 2013, the Board established stock ownership guidelines under which the Company's executive officers and certain of the Company's non-employee directors are required to own a minimum number of shares of our common stock by the later of October 7, 2018 or within five years of becoming an executive officer or being appointed to the Board, as applicable. In particular, each of our executive officers is required to own shares of our common stock having an aggregate fair market value equal to at least a designated multiple of the executive officer's base salary based on the executive officer's position. The guidelines for executive officers are set forth in the table below.

Officer Level	Ownership Guideline
Chief Executive Officer and President	5x annual base salary
Chief Financial Officer	5x annual base salary
Vice President	3x annual base salary
Other Officers (if applicable)	1x annual base salary

        In addition, each of our non-employee directors other than Messrs. Kagan, Keenan, Manning and Levy are required to hold shares of our common stock with a fair market value equal to at least five times the amount of the annual cash retainer we pay to our non-employee directors. These stock ownership guidelines are designed to align our executive officers' and directors' interests more closely with those of the Company's stockholders. The Company's insider trading policy also prohibits directors, officers or employees from (i) purchasing shares of our common stock on margin, (ii) engaging in short sales of our common stock or (iii) purchasing or selling puts or calls on shares of our common stock.

Tax and Accounting Treatment of Executive Compensation Decisions

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally imposes a $1 million limit on the amount compensation paid to certain executive officers that a public corporation may deduct for federal income tax purposes in any year unless the compensation qualifies as "performance-based compensation" within the meaning of Section 162(m) of the Code. An exception to this limit applies with respect to certain compensation for a limited period of time in the case of companies that become publicly traded, and we are currently within the applicable transition period.

        In this proxy statement, we are asking our stockholders to approve the material terms of the LTIP so that we may grant qualified "performance-based compensation" under the LTIP in the future, if determined by the Compensation Committee to be in our best interest and in the best interest of our stockholders. While we will continue to monitor our compensation programs in light of Section 162(m) of the Code, our Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our company and our stockholders. As a result, we have not adopted a policy requiring that all compensation be deductible and our Compensation Committee may conclude that paying compensation at levels that are subject to limits under Section 162(m) of the Code is nevertheless in the best interests of our company and our stockholders.

        Many other Code provisions and accounting rules affect the payment of executive compensation and are generally taken into consideration as our compensation arrangements are developed. Our goal is to create and maintain compensation arrangement that are efficient, effective and in full compliance with these requirements.

Risk Assessment

        We have reviewed our compensation policies and practices to determine where they create risks that are reasonably likely to have a material adverse effect on our company. In connection with this risk assessment, we reviewed the design of our compensation and benefits program and related policies and the potential risks that could be created by the programs and determined that certain features of our programs and corporate governance generally help mitigate risk. Among the factors considered were the mix of cash and equity compensation, the balance between short- and long term objectives of our incentive compensation, the degree to which programs provided for discretion to determine payout amounts and our general governance structure.

        Our Compensation Committee believes that our approach of evaluating overall business performance and implementation of company objectives assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. The Compensation Committee believes our overall compensation program provides a reasonable balance between short and long-term objectives, which helps mitigate the risk of excessive risk-taking in the short term. Further, with respect to our incentive compensation programs, the metrics that determine ultimate value are associated with total company value and avoid an environment that might cause pressure to meet specific financial or individual performance goals. In addition, the performance criteria reviewed by the Compensation Committee in determining cash bonuses are based on overall individual performance relative to continually evolving company objectives, and the Compensation Committee uses its subjective judgment in setting bonus levels for our officers. This is based on the Compensation Committee's belief that applying company-wide objectives encourages decision making that is in the best long-term interests of our company and our stakeholders as a whole. The multi-year vesting of our equity awards for executive compensation discourage excessive risk-taking and properly accounts for the time horizon of risk. Accordingly, the Compensation Committee concluded that our compensation policies and practices for all employees, including our Named Executive Officers, do not create policies that are reasonably likely to have a material adverse effect on our company.

Compensation Committee Report

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

        The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee Members:
Robert J. Clark, Chairman Benjamin A. Hardesty James R. Levy Christopher R. Manning

Summary Compensation Table

        The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities during the fiscal years ended December 31, 2013, 2012 and 2011.

 Summary Compensation Table for the Years Ended December 31, 2013, 2012 and 2011

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Option Awards ($)		Total ($)
Paul M. Rady	2013	$650,000	$1,200,000	—	(3)	$1,850,000
(Chairman of the Board and Chief	2012	$515,000	$1,000,000	—		$1,515,000
Executive Officer)	2011	$475,000	$800,000	—		$1,275,000
Glen C. Warren, Jr.	2013	$525,000	$950,000	—	(3)	$1,475,000
(Director, President and Chief Financial	2012	$425,000	$825,000	—		$1,250,000
Officer and Secretary)	2011	$395,000	$625,000	—		$1,020,000
Alvyn A. Schopp	2013	$350,000	$500,000	—	(3)	$850,000
(Chief Administrative Officer and Regional	2012	$310,000	$400,000	—		$710,000
Vice President)	2011	$290,000	$300,000	—		$590,000
Kevin J. Kilstrom	2013	$350,000	$475,000	—		$825,000
(Vice President—Production)	2012	$310,000	$400,000	—		$710,000
	2011	$290,000	$300,000	—		$590,000
Ward D. McNeilly(2)	2013	$315,000	$425,000	—	(3)	$740,000
(Vice President—Reserves, Planning and	2012	$280,000	$350,000	—		$630,000
Midstream)

(1)
Represents the aggregate amount of the annual discretionary cash bonuses paid to each Named Executive Officer. Bonus compensation for fiscal 2013 also includes the following bonus amounts paid to each Named Executive Officer in connection with our initial public offering: Mr. Rady, $100,000; Mr. Warren, $75,000; Mr. Schopp, $75,000; Mr. Kilstrom, $50,000; and Mr. McNeilly, $50,000.

(2)
Mr. McNeilly was appointed as Vice President—Reserves, Planning and Midstream in October 2010. However, he was not a named executive officer in fiscal 2011.

(3)
In May 2013, Messrs. Rady, Warren, Schopp and McNeilly were each granted additional units in Antero Resources Employee Holdings LLC ("Holdings"), all of which were unvested as of December 31, 2013. As indicated above under the heading "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity-Based Incentive Awards," the units in Holdings are intended to constitute "profits interests" for federal tax purposes. Accordingly, if Holdings had been liquidated as of the date these units were granted, Messrs. Rady, Warren, Schopp and McNeilly would not have been entitled to receive a distribution with respect to such units.

 Grants of Plan-Based Awards for Fiscal Year 2013

Name	Grant Date	Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Option Awards ($)(3)
Paul M. Rady	5/6/2013	2,500,000	N/A	N/A
Glen C. Warren, Jr.	5/6/2013	1,666,667	N/A	N/A
Alvyn A. Schopp	5/6/2013	425,000	N/A	N/A
Kevin J. Kilstrom	—	—	—	—
Ward D. McNeilly	5/6/2013	150,000	N/A	N/A

(1)
The equity awards that are disclosed in this Grants of Plan-Based Awards for Fiscal Year 2013 table are restricted Class B-4 Units (and, with respect to Mr. McNeilly, Class B-4 Units and Class B-13 Units) in Holdings that are intended to constitute profits interests for federal tax purposes rather than traditional option awards.

(2)
These equity awards are not traditional options and, therefore, there is no exercise price associated with them.

(3)
As of the grant date, no fair value of the Holdings units was calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. In connection with the initial public offering of our common stock, we recognized an aggregate non-cash charge equal to approximately $365.0 million for stock compensation expense in 2013 relating to the estimated fair value of the prospective distributions with respect to outstanding vested Holdings units held by all of our employees.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

        The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards for Fiscal Year 2013 table.

Salary and Cash Incentive Awards in Proportion to Total Compensation

        We paid 100% of each Named Executive Officer's total compensation for fiscal 2013 in the form of base salary, discretionary annual cash bonuses and special cash bonuses paid in connection with our initial public offering.

Holdings Units

        The awards reflected in the Grants of Plan-Based Awards for Fiscal Year 2013 table above consist of restricted Class B-4 Units (and, with respect to Mr. McNeilly, Class B-4 Units and Class B-13 Units) in Holdings. These awards were granted in May 2013 and will become vested in equal installments over a four-year period so long as the Named Executive Officer remains continuously employed by us or one of our affiliates through each vesting date. The potential acceleration and forfeiture events relating to these units are described in greater detail under the heading "Potential Payments Upon Termination or Change of Control" below.

Outstanding Equity Awards at 2013 Fiscal Year-End

        The following table provides information concerning equity awards that have not vested for our Named Executive Officers as of December 31, 2013.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Number of Securities Underlying Unexercised Options Exercisable (#)(3)	Option Exercise Price ($)(7)	Option Expiration Date(7)
Paul M. Rady
Class A-2 Units	—	113,670	N/A	N/A
Class B-2 Units	—	500,000	N/A	N/A
Class B-4 Units(4)	2,500,000	—	N/A	N/A
Glen C. Warren, Jr.
Class A-2 Units	—	75,780	N/A	N/A
Class B-2 Units	—	333,333	N/A	N/A
Class B-4 Units(4)	1,666,667	—	N/A	N/A
Alvyn A. Schopp
Class A-2 Units	—	50,000	N/A	N/A
Class B-2 Units	—	125,000	N/A	N/A
Class B-4 Units(4)	425,000	—	N/A	N/A
Kevin J. Kilstrom
Class A-2 Units	—	200,000	N/A	N/A
Class B-2 Units	—	400,000	N/A	N/A
Ward D. McNeilly
Class A-2 Units(5)	12,500	37,500	N/A	N/A
Class B-2 Units(6)	12,500	37,500	N/A	N/A
Class B-4 Units(6)	25,000	75,000	N/A	N/A
Class B-4 Units(4)	40,000	—	N/A	N/A
Class B-7 Units(5)	12,500	37,500	N/A	N/A
Class B-13 Units(4)	110,000	—	N/A	N/A

(1)
The equity awards that are disclosed in this Outstanding Equity Awards at 2013 Fiscal Year-End table are units in Holdings that are intended to constitute profits interests for federal tax purposes rather than traditional option awards.

(2)
Awards reflected as "Unexercisable" are Holdings units that have not yet become vested.

(3)
Awards reflected as "Exercisable" are Holdings units that have become vested, but have not yet been settled.

(4)
One-fourth of the unvested Holdings units reflected in this row will become vested on each of May 7, 2014, May 7, 2015, May 7, 2016 and May 7, 2017 so long as the applicable Named Executive Officer remains continuously employed by us or one of our affiliates through each such date.

(5)
All of the unvested Holdings units reflected in this row will become vested on December 7, 2014 so long as Mr. McNeilly remains continuously employed by us or one of our affiliates through such date.

(6)
All of the unvested Holdings units reflected in this row will become vested on October 18, 2014 so long as Mr. McNeilly remains continuously employed by us or one of our affiliates through such date.

(7)
These equity awards are not traditional options and, therefore, there is no exercise price or expiration date associated with them.

Option Exercises and Stock Vested in Fiscal Year 2013

        The Holdings units were not designed with exercise features and, therefore, there has not been, nor will there be any, exercises associated with them. Because the Holdings units were the only equity awards held by our Named Executive Officers as of December 31, 2013, there were not any option exercises or stock that became vested during the fiscal year ended December 31, 2013.

Pension Benefits

        We do not provide pension benefits to our employees.

Nonqualified Deferred Compensation

        We do not provide nonqualified deferred compensation benefits to our employees.

Payments Upon Termination or Change in Control

Holdings Units

        As described above, we do not maintain individual employment agreements, severance agreements or change in control agreements with our Named Executive Officers; however, the unvested units in Holdings granted to Messrs. Rady, Warren, Schopp and McNeilly could be affected by the termination of their employment or the occurrence of certain corporate events. The impact of such a termination or corporate event upon the units is governed by the terms of both the restricted unit agreements issued to them in connection with the grant of their unit awards, as well as the Holdings LLC Agreement.

        The Holdings LLC Agreement provides that upon the termination of a Named Executive Officer's employment with us by reason of death or "disability" (as defined below) or upon the occurrence of an "exit event" (as defined below) while the Named Executive Officer is employed by us, any unvested portion of the Holdings units granted to the Named Executive Officer will become vested; our termination of the Named Executive Officer's employment with or without "cause," as well as the officer's voluntary termination of employment, generally results in the forfeiture of all unvested Holdings units. In addition, a termination for "cause" results in a forfeiture of all vested units. Any unvested portion of the Holdings units granted to a Named Executive Officer may also become immediately vested under such circumstances and at such times as the board of directors of Holdings determines to be appropriate in its discretion.

        The Holdings LLC Agreement also provides that upon the voluntary resignation of a Named Executive Officer or the occurrence of an exit event, any portion of the Holdings units granted to the officer that have vested as of the time of the applicable event are subject to repurchase, at Holdings' option, at a purchase price equal to the "fair market value" of such units, as determined by the unanimous resolution of the board of directors of Holdings. Such amount may be paid by Holdings in cash or by promissory note. In addition, in lieu of electing to repurchase all or any portion of a Named Executive Officer's vested units in Holdings, the board of directors of Holdings has the right to modify such units so that the aggregate amount that may potentially be distributed with respect to such units is "capped" at the lesser of (a) the aggregate amount that the Named Executive Officer is entitled to receive with respect to such units under the Holdings LLC Agreement or (b) an amount equal to the sum of (x) the fair market value of such units as of the date the Named Executive Officer's employment terminates (the "Termination Value") and (y) an accretion amount with respect to the Termination Value calculated based upon a rate equal to 5% per annum, compounding annually in arrears as of the Termination Date.

        Under the Holdings LLC Agreement, a Named Executive Officer will be considered to have incurred a "disability" if the officer becomes incapacitated by accident, sickness or other circumstance that renders the officer mentally or physically incapable of performing the officer's duties with us on a full time basis for a period of at least 120 days during any 12 month period. A termination for "cause" will occur following an employee's (1) gross negligence or willful misconduct, (2) conviction of a felony or a crime involving theft, fraud or moral turpitude, (3) refusal to perform material duties or responsibilities, (4) willful and material breach of a corporate policy or code of conduct or (5) willful engagement in conduct that damages the integrity, reputation or financial success of Antero or any of its affiliates. Further, an "exit event" generally includes the sale of our company, in one transaction or a series of related transactions, whether structured as (a) a sale or other transfer of all or substantially all of our units (including by way of merger, consolidation, share exchange, or similar transaction), (b) a sale or other transfer of all or substantially all of our assets promptly followed by a dissolution and liquidation of our company or (c) a combination of the transactions described in clauses (a) and (b).

Potential Payments Upon Termination or Change in Control Table for Fiscal 2013

        Because the right to repurchase vested Holdings units is optional rather than mandatory, none of our Named Executive Officers would have had a right to receive any amounts in respect of their Holdings units upon a termination of their employment or the occurrence of an exit event as of December 31, 2013. However, if Messrs. Rady, Warren, Schopp and McNeilly's employment with us would have terminated due to the Named Executive Officers' death or disability or if an exit event occurred, the unvested portion of his Holdings units would have become vested. The Holdings units effectively represent an indirect interest in certain shares of our common stock. The closing price of our common stock on December 31, 2013 was $63.44 per share.

Compensation of Directors

General

        In May 2013, the Board requested information from F.W. Cook regarding the compensation provided to non-executive directors at our peer companies. Based on the information provided by F.W. Cook, the Board approved a non-employee director compensation program. Our non-employee directors became entitled to receive compensation for services they provide to us consisting of retainers, fees and equity compensation as described below, effective as of July 19, 2013. Going forward, it is expected that the Compensation Committee will review and approve non-employee director compensation on a periodic basis.

        Our employee directors, Messrs. Rady and Warren, do not receive additional compensation for their services as directors. All compensation that Messrs. Rady and Warren received for their services to us during 2013 as employees has been disclosed in the Summary Compensation Table above.

        Messrs. Kagan, Keenan, Levy and Manning have agreed or are otherwise obligated to transfer all or a portion of the compensation they receive for their service as directors to the sponsor with which they are affiliated.

Retainer and Fees; Equity-Based Compensation

        Each non-employee director receives the following compensation:

  •
  an annual retainer fee of $60,000 per year, plus an additional $5,000 for the lead director of the Board in the event he or she is not a committee chairperson;

  •
  an additional retainer of $7,500 per year for each member of the Audit Committee, plus an additional $12,500 per year for its chairperson;

  •
  an additional retainer of $5,000 per year for each member of the Compensation Committee, plus an additional $10,000 per year for its chairperson; and

  •
  an additional retainer of $5,000 per year for each member of the Nominating & Governance Committee, plus an additional $5,000 per year for its chairperson.

        All retainers are paid in cash on a quarterly basis in arrears, but in the future, directors may have the option to elect, on an annual basis, to receive all or a portion of their retainers in the form of shares of our common stock. Directors do not receive any meeting fees, but each director is reimbursed for: (1) travel and miscellaneous expenses to attend meetings and activities of the Board or its committees and (2) travel and miscellaneous expenses related to his or her participation in general education and orientation programs for directors.

        In addition to cash compensation, beginning in fiscal 2014, our non-employee directors will receive annual equity-based compensation consisting of stock options with an aggregate exercise price equal to $80,000 and restricted stock with an aggregate grant date value equal to $80,000, in each case, subject to the terms and conditions of our LTIP and the award agreements pursuant to which such awards are granted. In connection with our initial public offering, we granted each of our non-employee directors 1,818 shares of restricted stock and options to purchase 1,477 shares of our common stock at an exercise price equal to $54.15 per share. As discussed above under "Compensation Discussion and Analysis—Other Matters—Stock Ownership Guidelines and Prohibited Transactions," by the later of October 7, 2018 or within five years of being appointed to the Board, each of our non-employee directors other than Messrs. Kagan, Keenan, Manning and Levy are required to hold shares of our common stock with a fair market value equal to at least five times the amount of the annual cash retainer paid to our non-employee directors.

        The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Peter R. Kagan	$17,500	$104,644	$27,709	$149,853
W. Howard Keenan, Jr.	$16,250	$104,644	$27,709	$148,603
Christopher R. Manning	$16,250	$104,644	$27,709	$148,603
Richard W. Connor	$21,250	$104,644	$27,709	$153,603
Robert J. Clark	$20,625	$104,644	$27,709	$152,978
Benjamin A. Hardesty	$18,750	$104,644	$27,709	$151,103
James R. Levy	$18,125	$104,644	$27,709	$150,478

(1)
Includes annual cash retainer fee and committee chair fees for each non-employee director during fiscal 2013, as more fully explained above.

(2)
Reflects the aggregate grant date fair value of restricted stock and stock option awards granted under our LTIP in fiscal year 2013, computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements on Form 10-K for the year ended December 31, 2013 for additional detail regarding assumptions underlying the value of these equity awards. The grant date fair value for restricted stock awards is based on the closing price of our common stock on the grant date (October 16, 2013), which was $57.56 per share. As of December 31, 2013, each non-employee director held 1,818 outstanding shares of restricted stock. In addition, each non-employee director held options to purchase 1,477 shares of our common stock at an exercise price equal to $54.15 per share, which were granted on October 10, 2013. Each director's restricted stock awards will become vested in full on October 16, 2014 and each director's stock options will become vested on October 10, 2014, in each case, so long as the director continues to serve on the Board through such date.

Equity Compensation Plan Information

          The following table sets forth information about our common stock that may be issued under all existing equity compensation plans of the Company as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(2)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	87,706	$54.15	(2)	16,791,068
Equity compensation plans not approved by security holders	—	—		—
Total	87,706	$54.15		16,791,068

(1)
The Antero Resources Corporation Long-Term Incentive Plan (the "LTIP") was approved by our sole stockholder prior to our IPO.

(2)
The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes restricted stock unit awards granted under the LTIP.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The executive officers and directors of the Company and persons who own more than 10% of the Company's common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2013.

RELATED PERSON TRANSACTIONS

General

        The Board has determined that the Audit Committee will periodically review all related person transactions that the rules of the SEC require be disclosed in the Company's proxy statement, and make a determination regarding the initial authorization or ratification of any such transaction.

        The Audit Committee is charged with reviewing the material facts of all related person transactions and either approving or disapproving of the Company's participation in such transactions under the Company's Related Persons Transaction Policy adopted by the Board ("RPT Policy") on October 7, 2013, which pre-approves certain related person transactions, including:

  •
  any employment of an executive officer if his or her compensation is required to be reported in the Company's proxy statement under Item 402;

  •
  director compensation which is required to be reported in the Company's proxy statement under Item 402;

  •
  any transaction with an entity at which the related person's only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of the entity's equity, if the aggregate amount involved does not exceed $1 million;

  •
  any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person's only relationship is as an employee (other than an executive officer) or a director is pre-approved or ratified (as applicable) if the aggregate amount involved does not exceed $200,000;

  •
  any transaction where the related person's interest arises solely from the ownership of the Company's common stock and all holders of the Company's common stock received the same benefit on a pro rata basis (e.g., dividends) is pre-approved or ratified (as applicable);

  •
  any transaction involving a related person where the rates or charges involved are determined by competitive bids is pre-approved or ratified (as applicable);

  •
  any transaction with a related person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority is pre-approved or ratified (as applicable); and

  •
  any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services is pre-approved or ratified (as applicable).

        The Audit Committee Chairman may approve any related person transaction in which the aggregate amount involved is expected to be less than $120,000. A summary of such approved transactions and each new related person transaction deemed pre-approved under the RPT Policy is provided to the Audit Committee for its review. The Audit Committee has the authority to modify the RPT Policy regarding pre-approved transactions or to impose conditions upon the ability of the Company to participate in any related person transaction.

        There were no related person transactions during 2013 which were required to be reported in "Related Persons Transactions" where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

Registration Rights Agreement

        In connection with the closing of the Company's initial public offering in October 2013, the Company entered into a registration rights agreement (the "Registration Rights Agreement") with the owners of the membership interests of Antero Investment, which includes certain members of the Company's management and its sponsors. Pursuant to the Registration Rights Agreement, the Company agreed to register the sale of shares of its common stock under certain circumstances.

        Demand Registration Rights.    At any time after the closing of the Company's initial public offering, the Company's sponsors and certain other investors (the "Investor Members") have the right to require the Company by written notice to register the sale of a number of their shares of common stock in an underwritten offering. The Company is required to provide notice of the request within 10 days following the receipt of such demand request to all additional holders of its common stock, who may, in certain circumstances, participate in the registration. The Investor Members have the right to cause up to an aggregate of two such demand registrations (and up to four additional demand registrations that constitute "shelf registrations" as such term is defined in the Registration Rights Agreement). In no event shall more than one demand registration occur during any six-month period or within 180 days (with respect to the Company's initial public offering) or 90 days (with respect to any other public offering) after the effective date of a final prospectus that the Company files. Further, the Company is not obligated to effect any demand registration in which the anticipated aggregate offering price included in such offering is less than $50,000,000. Once the Company is eligible to effect a registration on Form S-3, any such demand registration may be for a shelf registration statement. The Company will be required to maintain the effectiveness of any such registration statement until the earlier of 180 days (or two years if a "shelf registration" is requested) after the effective date and the consummation of the distribution by the participating holders.

        Piggy-back Registration Rights.    If, at any time, the Company proposes to register an offering of common stock (subject to certain exceptions) for its own account, then the Company must give at least fifteen days' notice to all holders of registrable securities to allow them to include a specified number of their shares in that registration statement.

        Conditions and Limitations; Expenses.    These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and the Company's right to delay or withdraw a registration statement under certain circumstances. The Company will generally pay all registration expenses in connection with the Company's obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The obligations to register shares under the Registration Rights Agreement will terminate on the earlier of (i) ten years following the closing of the Company's initial public offering and (ii) when no registrable common stock remains outstanding. Registrable common stock means all common stock other than shares (i) sold pursuant to an effective registration statement under the Securities Act, (ii) sold in a transaction exempt from registration under the Securities Act (including transactions pursuant to Rule 144), (iii) that have ceased to be outstanding, (iv) sold in a private transaction in which the transferor's rights under the Registration Rights Agreement are not assigned to the transferee of the stock or (v) that have become eligible for resale pursuant to Rule 144(b) (or any similar rule then in effect under the Securities Act).

Antero Resources Midstream LLC

        Special Membership Interest.    In connection with the completion of the Company's initial public offering, Antero Investment was granted a special membership interest in Antero Resources Midstream LLC ("Antero Midstream") through its wholly owned subsidiary, Antero Resources Midstream Management LLC ("Midstream Management"). Initially, this special membership interest will not have any management or economic rights other than giving Antero Investment the right to cause an initial public offering of Antero Midstream through a MLP or similar structure. The decision whether to cause an initial public offering of Antero Midstream will be in the sole discretion of the board of directors of Antero Investment, which will consist of affiliates of the Company's sponsors as well as members of the Company's management.

        Prior to any initial public offering of Antero Midstream, the Company is restricted from selling, transferring or otherwise disposing of any interest in Antero Midstream or any midstream assets without the prior written consent of Antero Investment. In addition, Antero Midstream will not be permitted to amend or modify any agreement with the Company without the consent of Antero Investment.

        On February 7, 2014, Antero Midstream filed a registration statement on Form S-1 with the SEC relating to a proposed underwritten initial public offering as a master limited partnership that will own and operate the Company's midstream business. Upon completion of the initial public offering, the Company expects to retain a substantial portion of Antero Midstream's common and subordinated units. Antero Midstream's general partner interest and incentive distribution rights will be owned by Midstream Management.

        Capitalization of Potential Midstream MLP.    In connection with an initial public offering of Antero Midstream, Antero Investment will have the right to cause Antero Midstream to convert into a MLP. Typically, a MLP distributes to its unitholders all available cash it generates each quarter, which generally equals cash flow from operations for the quarter, less cash needed for maintenance capital expenditures, debt service and other contractual obligations, and reserves for future operating or capital needs that the board of directors of the general partner deems necessary or appropriate. A MLP typically adopts a cash distribution policy that requires it to distribute per unit a specified amount or greater, subject to the sufficiency of its available cash. This specified amount is referred to as the "minimum quarterly distribution."

        A MLP's capital structure typically consists of common units, subordinated units, a general partner interest and incentive distributions rights. Common units and subordinated units represent limited partner interests in the MLP and have limited voting and control rights. The principal difference between common and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units generally do not accrue arrearages.

        A non-economic general partner interest allows a general partner to manage the MLP's business and affairs, but does not entitle it to receive cash distributions on its general partner interest. Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash in excess of the minimum quarterly distribution when certain target distribution levels have been achieved. These target distribution levels are typically set at 115%, 125% and 150% of the minimum quarterly distribution. Following the completion of an initial public offering of Antero Midstream, the special membership interest held by Antero Investment will automatically convert into a non-economic general partner interest and incentive distribution rights in the newly converted MLP. At such time, Antero Midstream will be controlled by Antero Investment.

        The limited liability company agreement of Antero Midstream provides that upon any conversion of Antero Midstream into a limited partnership in connection with an initial public offering, the limited partnership agreement and capital structure of the MLP will be on terms customary for similar MLPs, including the following:

  •
  common units representing 50% of the limited partner interests in the MLP and subordinated units representing 50% of the limited partner interests in the MLP, all of which will initially be owned by the Company;

  •
  a customary subordination period;

  •
  a general partner interest in the MLP, which will be owned by Antero Investment;

  •
  a minimum quarterly distribution to be set based on a customary coverage ratio for MLPs in the same line of business as Antero Midstream; and

  •
  incentive distribution rights, which will be owned by Antero Investment, with customary splits for cash distributions:

	Marginal Percentage Interest in Distributions
	Unitholders	Incentive Distribution Rights
Minimum Quarterly Distribution	100.0%	—
First Target Distribution	100.0%	—
Second Target Distribution	85.0%	15.0%
Third Target Distribution	75.0%	25.0%
Thereafter	50.0%	50.0%

Firm Transportation Agreement

        The Company is a party to a firm transportation agreement with a private midstream company controlled by certain investment funds managed by or affiliated with Yorktown Partners LLC. In addition, Mr. Keenan serves on both the Company's board and the board of the private midstream company. The Company's obligations under the agreement are approximately $3.0 million per year through September 2022.

Agreements with EnLink

        Certain principals of Yorktown Partners LLC, one of the Company's sponsors, own interests in and/or serve on the board of directors of Enlink Midstream, LLC, the general partner of EnLink Midstream Partners, L.P., or EnLink. The Company has entered into a compression and condensate stabilization agreement with an affiliate of EnLink for a period of seven years. The minimum annual fee under this agreement is $10.1 million.

ITEM THREE: APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE ANTERO RESOURCES CORPORATION LONG-TERM INCENTIVE PLAN

        Prior to the completion of our initial public offering, our board of directors and our stockholders adopted and approved the Antero Resources Corporation Long-Term Incentive Plan (the "LTIP") effective as of October 1, 2013. The terms of the LTIP are summarized below. The Company intends that awards under the LTIP be able to qualify for exemption from the deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations issued thereunder (collectively, "Section 162(m)"). Under Section 162(m), the federal income tax deductibility of compensation paid to any of the Company's chief executive officer and its three other most highly compensated officers other than the Company's chief executive officer or chief financial officer (each, a "Covered Employee") may be limited to the extent such Covered Employee's compensation exceeds $1,000,000 in any taxable year. However, the Company may deduct compensation paid to a Covered Employee in excess of that amount if it qualifies as "performance-based compensation" as defined in Section 162(m). For awards under the LTIP to constitute "performance-based compensation," among other things, the material terms of the performance goals under the LTIP must be disclosed to and approved by the Company's stockholders. Under the Section 162(m) regulations, the "material terms" of the performance goals under the LTIP are (i) the maximum amount of compensation that may be paid to an individual under the LTIP in any specified period, (ii) the employees eligible to receive compensation under the LTIP, and (iii) the business criteria on which the performance goals may be based (the "Performance Goal Terms"), each of which is described in the summary of the material features of the LTIP below.

        Although we are still able to rely on transition rules under Section 162(m) applicable for a certain period of time following a company's initial public offering, we intend that awards under the LTIP may be designed to qualify for exemption from the deduction limitations of Section 162(m) in the event that, following the expiration of the transition period, we choose to structure compensation in a manner that will satisfy the "performance-based compensation" exemption to Section 162(m). Accordingly, we are asking stockholders to approve the material terms of the performance goals under the LTIP for Section 162(m) purposes so that awards under the LTIP that are intended to qualify as "performance-based compensation" within the meaning of Section 162(m) may be deductible by us following the expiration of the transition period.

        Approval of this proposal will include, among other things, approval of the eligibility of executive officers and other employees to participate in the LTIP, the performance criteria upon which awards intended to be "performance-based compensation" under Section 162(m) may be based, the maximum amount payable under the LTIP to any employee in connection with an award intended to be "performance-based compensation" under Section 162(m), and the qualification of stock options and stock appreciation rights granted under the LTIP as "performance-based compensation" for purposes of Section 162(m).

        We are not asking stockholders to approve any additional shares of common stock for issuance under the LTIP or to approve any amendments to the LTIP.

 Consequences of Failing to Approve the Proposal

        Assuming the presence of a quorum, the affirmative vote of a majority of the Shares present, in person or by proxy, to vote at the Annual Meeting is necessary for the approval of the Performance Goal Terms for Section 162(m) purposes.

        If this proposal is not approved, the Company will be required to reevaluate its compensation policies since compensation paid to a covered employee in future years (following the expiration of the Section 162(m) transition period) may not be deductible by the Company to the extent it exceeds $1,000,000.

 Summary of the Material Features of the LTIP

        The description of the LTIP set forth below is a summary of the material features of the LTIP. This summary, however, does not purport to be a complete description of all of the provisions of the LTIP and is qualified in its entirety by reference to the LTIP, a copy of which was filed as an exhibit to the registration statement on Form S-8 for our common stock that may be issued under the LTIP. The LTIP provides for the grant of equity-based awards, including options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, other stock-based awards and performance awards.

        Share Limits.    Subject to adjustment in accordance with the LTIP, as of December 31, 2013, 16,791,068 shares of our common stock remained available for issuance pursuant to awards under the LTIP. However, no more than 8,000,000 shares of our common stock in the aggregate may be issued pursuant to incentive stock options (which generally are stock options that meet the requirements of Section 422 of the Code). In addition, no more than 1,000,000 shares of our common stock may be subject to one or more stock options and stock appreciation rights and no more than 700,000 shares of our common stock may be subject to any other awards granted to any one participant during any 12-month period that are intended to qualify as "performance-based compensation" under Section 162(m). Further, the maximum aggregate amount that may be paid in cash to any one participant in any calendar year with respect to one or more awards payable in cash that are intended to qualify as "performance-based compensation" under Section 162(m) is $10,000,000. The maximum aggregate grant date fair value of awards granted to a non-employee director during any calendar year is $350,000 (or $500,000 in the first year in which an individual becomes a non-employee director). Common stock subject to an award that expires or is canceled, forfeited, exchanged, settled in cash or otherwise terminated and shares withheld to pay the exercise price of, or to satisfy the withholding obligations with respect to, an award will again be available for delivery in connection with awards under the LTIP.

        Administration.    The LTIP is administered by the compensation committee of our board of directors, which is referred to herein as the "committee," except in the event our board of directors chooses to administer the LTIP. Subject to the terms and conditions of the LTIP, the committee has broad discretion to administer the LTIP, including the power to determine the employees and directors to whom awards will be granted, to determine the type of awards to be granted and the number of shares to be subject to awards and the terms and conditions of awards, to determine and interpret the terms and provisions of each award agreement, to accelerate the vesting or exercise of any award and to make all other determinations and to take all other actions necessary or advisable for the administration of the LTIP.

        Eligibility.    The committee determines the employees and members of our board of directors who are eligible to receive awards under the LTIP.

        Stock Options.    The committee may grant incentive stock options and options that do not qualify as incentive stock options, except that incentive stock options may only be granted to persons who are our employees or employees of one of our subsidiaries in accordance with Section 422 of the Code. Except as provided below, the exercise price of a stock option cannot be less than 100% of the fair market value of a share of our common stock on the date on which the option is granted and the option must not be exercisable more than ten years from the date of grant. In the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the exercise price of the stock option must be at least 110% of the fair market value of a share of our common stock on the date of grant and the option must not be exercisable more than five years from the date of grant.

        Stock Appreciation Rights.    Stock appreciation rights, or SARs, may be granted in connection with, or independent of, a stock option. A SAR is the right to receive an amount equal to the excess of the fair market value of one share of our common stock on the date of exercise over the grant price of the SAR. SARs are exercisable on such terms as the committee determines. The term of a SAR will be for a period determined by the committee but will not exceed ten years. SARs may be paid in cash, common stock or a combination of cash and common stock, as determined by the committee in the relevant award agreement.

        Restricted Stock.    Restricted stock is a grant of shares of common stock subject to a substantial risk of forfeiture, restrictions on transferability and any other restrictions determined by the committee. Except as otherwise provided in an award agreement, restricted stock will be forfeited and reacquired by us upon termination of a participant's employment or service relationship. Common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, may be subject to the same restrictions and risk of forfeiture as the restricted stock with respect to which the distribution was made.

        Restricted Stock Units.    Restricted stock units are rights to receive cash, common stock or a combination of cash and common stock at the end of a specified period. Restricted stock units may be subject to restrictions, including a risk of forfeiture, as determined by the committee. Unless otherwise determined by the committee, restricted stock units will be forfeited upon the termination of a participant's employment or service relationship. The committee may, in its sole discretion, grant dividend equivalents with respect to restricted stock units.

        Other Awards.    Subject to limitations under applicable law and the terms of the LTIP, the committee may grant other awards related to our common stock. Such awards may include, without limitation, common stock awarded as a bonus, dividend equivalents, convertible or exchangeable debt securities, other rights convertible or exchangeable into common stock, purchase rights for common stock, awards with value and payment contingent upon our performance or any other factors designated by the committee, and awards valued by reference to the book value of our common stock or the value of securities of, or the performance of, specified subsidiaries. The committee determines the terms and conditions of all such awards. Cash awards may granted as an element of, or a supplement to, any awards permitted under the LTIP. Awards may also be granted in lieu of obligations to pay cash or deliver other property under the LTIP or under other plans or compensatory arrangements, subject to any applicable provision under Section 16 of the Exchange Act.

        Performance Awards.    The LTIP also permits the committee to designate certain awards as performance awards. Performance awards represent awards with respect to which a participant's right to receive cash, shares of our common stock, or a combination of both, is contingent upon the attainment of one or more specified performance measures within a specified period. The committee determines the applicable performance period, the performance goals and such other conditions that apply to each performance award. If the committee determines that a participant is a covered employee under Section 162(m) and the contemplated award is intended to qualify as "performance-based compensation" under Section 162(m), then the grant, exercise and/or settlement of such Award will be contingent upon the achievement of one or more pre-established performance goals based on one or more of the business criteria set forth below.

        Consistent with certain provisions of Section 162(m), the business criteria on which performance goals may be based must be provided for in the LTIP and approved by our stockholders. However, even if stockholders approve the business criteria set forth below and the other Performance Goal Terms for purposes of the "performance-based compensation" exception, the committee may determine to pay compensation that is not "performance-based compensation" under Section 162(m) and that is not deductible by reason thereof. With respect to awards intended to constitute "performance-based compensation," performance goals will be designed to be objective, "substantially uncertain" of achievement at the date of grant and will otherwise meet the requirements of Section 162(m). Performance goals may vary among participants or among awards to the same participant. Performance goals will be established not later than 90 days after the beginning of any performance period applicable to such Awards, or at such other date as may be required or permitted for "performance-based compensation" under Section 162(m).

        One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions, businesses or geographical units of the company (except with respect to stock price and earnings per share criteria), will be used by the committee in establishing performance goals: (1) earnings per share; (2) increase in revenues; (3) cash flow; (4) cash flow from operations; (5) return on cash flow; (6) return on net assets; (7) return on assets; (8) return on investment; (9) return on capital; (10) return on equity; (11) economic value added; (12) operating margin; (13) contribution margin; (14) net income; (15) net income per share; (16) pretax earnings; (17) earnings before or after either, or any combination of, interest, taxes, depreciation, depletion or amortization; (18) total stockholder return; (19) debt reduction; (20) market share; (21) change in the Fair Market Value of the Stock; (22) cost or expense management goals; (23) operational measures such as changes in proved reserves, production goals, drilling costs, lifting costs, exploration costs, environmental compliance, safety and accident rates, mix of oil and natural gas production or reserves; (24) finding and development costs; (25) recycling ratios; (26) reserve growth, additions or revisions; (27) captured prospects; (28) lease operating expense; (29) captured net risked resource potential; (30) acquisition cost efficiency; (31) acquisitions of oil and gas interests; (32) drillable prospects, capabilities and critical path items established; (33) third-party capital sourcing; (34) acquisitions of oil and gas interests; (35) reserve replacement ratios; (36) reserve replacement costs; (37) exploration successes; (38) operational downtime; (39) rig utilization; and (40) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of comparable companies.

        Change in Control.    Subject to the terms of the applicable award agreement, upon a "change in control" (as defined in the LTIP), the committee may, in its discretion, (i) accelerate the time of exercisability of an award, (ii) require awards to be surrendered in exchange for a cash payment or (iii) make other adjustments to awards as the committee deems appropriate to reflect the applicable transaction or event.

        Amendment and Termination.    The LTIP will automatically expire on the tenth anniversary of its effective date. Our board of directors may amend or terminate the LTIP at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation. The committee may generally amend the terms of any outstanding award under the LTIP at any time. However, no action may be taken by our board of directors or the committee under the LTIP that would materially and adversely affect the rights of a participant under a previously granted award without the participant's consent.

Certain Federal Income Tax Consequences

        The following discussion is a brief summary of the principal U.S. federal income tax consequences of the LTIP under the provisions of the Code and the guidance issued thereunder as currently in effect. These rules are subject to change (possibly on a retroactive basis) or different interpretation. This summary is not intended to be exhaustive and does not describe, among other things, state, local, or foreign income and other tax consequences. The specific tax consequences to a participant will depend upon a participant's individual circumstances.

        Incentive Stock Options.    A participant receiving an incentive stock option will not recognize taxable income upon grant. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are satisfied, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will apply.

        Nonqualified Stock Options.    If a participant is granted a nonqualified stock option under the LTIP, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. For purposes of determining gain or loss on a subsequent sale or disposition of such shares, a participant's basis will generally be the fair market value of the shares on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. The Company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

        Other Awards.    Stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options. An award of nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition by a participant in an amount equal to the fair market value of the shares received (determined as if the shares were not subject to any risk of forfeiture) at the time the restrictions lapse and the shares vest, unless the participant has elected under Section 83(b) of the Code to accelerate income recognition and the taxability of the award to the date of grant. Restricted stock unit awards and performance awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. Compensation otherwise effectively deferred is taxed when paid. In each of these cases, the Company will generally have a corresponding deduction at the time the participant recognizes income, subject to the limitations described below.

        Limitations on Deductibility.    In general, the Company should receive a federal income tax deduction with respect to compensation amounts earned by participants pursuant to the LTIP provided that such amounts constitute reasonable compensation for services rendered or to be rendered, are ordinary and necessary business expenses, and the amount of the deduction is not limited by the deduction limitations of Section 162(m) of the Code. The Company's ability to obtain a deduction for future payments under the LTIP could also be limited by the golden parachute payment rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of a corporation.

        Section 409A of the Code.    The foregoing discussion of tax consequences of awards under the LTIP assumes that the award discussed is either not considered a "deferred compensation arrangement" subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed "deferred," would be required to pay an additional 20% income tax, and would be required to pay interest on the tax that would have been paid but for the deferral. Awards under the LTIP are generally intended to comply with or be exempt from Section 409A of the Code.

 New Plan Benefits

        The awards, if any, that will be granted to eligible participants under the LTIP are subject to the discretion of the committee and, therefore, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to our executive officers, employees, consultants or directors under the LTIP. Therefore, a New Plan Benefits Table is not provided.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE ANTERO RESOURCES CORPORATION LONG-TERM INCENTIVE PLAN.

 ADDITIONAL INFORMATION

Stockholder Proposals; Director Nominations

        Any stockholder desiring to present a stockholder proposal at the Company's 2015 Annual Meeting of Stockholders and to have the proposal included in the Company's related proxy statement must send the proposal to the Company at 1625 17th Street, Denver, Colorado, 80202, so that it is received no later than January 21, 2015. All such proposals should be in compliance with SEC rules and regulations. The Company will only include in its proxy materials those stockholder proposals that it receives before the deadline and that are proper for stockholder action.

        In addition, in accordance with the Company's bylaws, any stockholder entitled to vote at the Company's 2015 Annual Meeting of Stockholders may propose business (other than proposals to be included in the Company's proxy materials as discussed in the preceding paragraph) to be included on the agenda of, and properly presented for action at, the 2015 Annual Meeting of Stockholders only if written notice of such stockholder's intent is given in accordance with the requirements of the Company's bylaws and SEC rules and regulations. Such proposal must be submitted in writing at the address shown above, so that it is received between January 21, 2015 and February 20, 2015.

        The Company's Nominating & Governance Committee will consider all director candidates recommended by any stockholder on the same basis as candidates recommended by the Board and other sources.

Proxy Materials, Annual Report and Other Information

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 21, 2014:

        THE NOTICE OF AVAILABILITY WILL BE SENT TO STOCKHOLDERS ON OR ABOUT APRIL 7, 2014. A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE 2014 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE FREE OF CHARGE AT www.anteroresources.com.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000206662_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following three Class I nominees: 1. Election of Directors Nominees 01 Paul M. Rady 02 Glen C. Warren, Jr. 03 James R. Levy ANTERO RESOURCES CORPORATION 1625 17TH STREET SUITE 300 DENVER, CO 80202 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of KPMG LLP as Antero Resources Corporation's independent registered public accounting firm for the year ending December 31, 2014. 3. To approve the material terms of the performance goals under the Antero Resources Corporation Long-Term Incentive Plan. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000206662_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . ANTERO RESOURCES CORPORATION Annual Meeting of Stockholders May 21, 2014 9:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoints Glen C. Warren and Alvyn A. Schopp, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ANTERO RESOURCES CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, MDT on May 21, 2014, at 1615 Wynkoop Street, Denver, CO 80202 and any adjournment or postponement thereof. Each of the appointed proxies is hereby authorized to vote in his discretion upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side